Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331 Media Contact: Jeff Botti Officer, Corporate Communications 614 249-6339

March 28, 2006

Nationwide Financial Enhances its Business Model in the

Executive Benefits Market

Nationwide Financial subsidiary TBG Financial and Mullin Consulting join forces to create the largest provider of non-qualified executive benefits

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today announced that TBG Financial, its Los Angeles-based, majority-owned subsidiary, will be joining together its business with the business of Los Angeles- and Chicago-based Mullin Consulting to become MullinTBG, the largest full-service executive benefits firm in the United States.

MullinTBG will administer more than 400 nonqualified benefit plans with $15 billion in total assets representing more than 50,000 corporate executives. A combined talent pool of more than 300 industry experts will focus on developing cutting-edge compensation and benefits strategies that deliver more value to corporations, while meeting the retirement income and financial planning needs of their key executives.

As a result of the transaction, NFS expects to record a non-cash goodwill impairment in the range of $5-6 million by the end of the first quarter of 2006. The impairment represents a write-down to fair value of the portion of NFS’ investment in TBG Financial that will be contributed to MullinTBG. TBG Financial and Mullin Consulting will each own fifty percent of MullinTBG. NFS will retain its majority ownership interest in TBG Financial following the transaction.

“We are very excited about the strategic opportunity that the transaction represents,” said Mark R. Thresher, president and chief operating officer of NFS. “The combined entity will be a market leader with a more efficient back office and distribution platform to serve the executive benefits market.”

“This is an extraordinary opportunity to create the premier executive benefits organization from two market-leading companies,” said Mullin Consulting Chairman Peter Mullin. “The depth of talent and experience, together with a proud heritage of technological and product innovation, yields a powerful combination that is unparalleled in this industry.”

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220 www.nationwidefinancial.com

With complementary expertise in the design, funding and administration of executive benefit programs, the two organizations are joining forces to better serve the long-term and increasingly complex benefit needs of companies and their key executives. Leveraging their combined strengths and resources, MullinTBG has a greater capacity to offer an expanded array of benefits tailored to individual financial goals.

Peter Mullin will be Chairman of TBG. He is a recognized executive benefits pioneer whose history of innovation at the helm of Mullin Consulting has spanned more than four decades. Michael Shute, CEO of TBG Financial, will assume chief executive officer duties for the new company. Mullin Consulting President and CEO James Clary will assume the role of MullinTBG President. MullinTBG will be headquartered in Los Angeles with regional offices in Baltimore, Chicago, Dallas, Minneapolis, New York, Newport Beach, Pittsburgh, and Washington D.C.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.7 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.7% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the United States Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees; an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA); or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and political, regulatory, judicial, economic or financial events affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220 www.nationwidefinancial.com